SECRETARY'S CERTIFICATE

Mutual of America Investment Corporation

The undersigned, Secretary of the Mutual of America Investment
Corporation (the "Fund"), hereby certifies that following is a true copy of a resolution adopted by the Board of Directors at a meeting held February 22, 2007.

RESOLVED, that in view of the type and terms of the agreements providing for custody of the Corporation's securities and similar investments, the value of the assets of the Corporation to which any person may have access, the nature of the securities in the Corporation's portfolio, and the minimum bonding requirements of paragraph (d) of Rule 17g-1 under the Investment Company Act of 1940, the Board hereby determines that the fidelity bond to be issued to this Corporation providing coverage of $2,100,000 be, and it hereby is, approved as to form, amount and type coverage and premium, and

FURTHER RESOLVED, that the President and Vice Presidents, and each of them, hereby is authorized and directed to obtain and renew such fidelity bond coverage and to execute any documents relating thereto, and to increase such coverage, as required by Rule 17g-1, in the event that the Corporation's assets exceed $3.5 billion prior to the next annual renewal.


IN WITNESS WHEREOF, I have hereunto set my hand as of the 25th day of April, 2007.




	__/s/ Thomas L. Martin_______
	Thomas L. Martin
	Senior Vice President and Secretary

(seal)